                          FUND PARTICIPATION AGREEMENT

     THIS AGREEMENT is entered into as of the 29th day of April, 2003 among METLIFE INVESTORS USA INSURANCE COMPANY ("Company"), a life insurance company organized under the laws of the State of Delaware (on behalf of itself and certain of its separate accounts); AMERICAN FUNDS INSURANCE SERIES ("Series"), an open-end management investment company organized under the laws of the Commonwealth of Massachusetts, and CAPITAL RESEARCH AND MANAGEMENT COMPANY ("CRMC"), a corporation organized under the laws of the State of Delaware.

                                   WITNESSETH:

     WHEREAS, Company proposes to issue certain multi-manager variable life insurance policies that provide certain funds ("Funds") of the Series as investment options (the "Contracts");

     WHEREAS, Company has established pursuant to Delaware insurance law one or more separate accounts (each, an "Account") for purposes of issuing the Contracts and has or will register each Account (unless the Account is exempt from such registration) with the United States Securities and Exchange Commission (the "Commission") as a unit investment trust under the Securities Act of 1933 (the "1933 Act") and the Investment Company Act of 1940 (the "1940 Act");

     WHEREAS, the Contracts, which are or will be registered by Company with the Commission for offer and sale, will be in compliance with all applicable laws prior to being offered for sale;

     WHEREAS, the Series has received a "Mixed and Shared Funding Order" from the Commission granting relief from certain provisions of the 1940 Act and the rules thereunder to the extent necessary to permit shares of the Series to be sold to variable annuity and life insurance separate accounts of unaffiliated insurance companies;

     WHEREAS, the Series is divided into various Funds, each Fund being subject to certain fundamental investment policies which may not be changed without a majority vote of the shareholders of such Fund;

     WHEREAS, certain Funds listed in Attachment A to this Agreement will serve as certain of the underlying investment mediums for the Contracts; and

     WHEREAS, CRMC is the investment adviser for the Series.

     NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, Company the Series and CRMC hereby agree as follows:

     1. The Series and CRMC each represents and warrants to Company that: (a) a registration statement under the 1933 Act and under the 1940 Act with respect to the Series has been filed with the Commission in the form previously delivered to Company, and copies of any and all amendments thereto will be forwarded to Company at the time that they are filed with the Commission; (b) the Series is, and shall be at all times while this Agreement is in force, lawfully organized, validly existing, and properly qualified as an open-end management investment company in accordance with the laws of the Commonwealth of Massachusetts; and
(c) the Series' registration statement and any further amendments thereto will, when they become effective, and all definitive prospectuses and statements of additional information and any further supplements thereto (the "Prospectus") shall, conform in all material respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Series by Company expressly for use therein.

     2. The Series will furnish to Company such information with respect to the Series in such form and signed by such of its officers as Company may reasonably request, and will warrant that the statements therein contained when so signed will be true and correct. The Series will advise Company immediately of: (a) the issuance by the Commission of any stop order suspending the effectiveness of the registration statement of the Series or the initiation of any proceeding for that purpose; (b) the institution of any proceeding, investigation or hearing involving the offer or sale of the Contracts or the Series of which it becomes aware; or (c) the happening of any material event, if known, which makes untrue any statement made in the registration statement of the Series or which requires the making of a change therein in order to make any statement made therein not misleading.

     3. The Series will use best efforts to register for sale under the 1933 Act and, if required, under state securities laws, such additional shares of the Series as may reasonably be necessary for use as the funding vehicle for the Contracts.

     4. The Series agrees to make the Funds listed on Attachment A hereto available to the Contracts. Company will be entitled to a Rule 12b-1 service fee to be accrued daily and paid monthly at an annual rate of 0.25% of the average daily net assets of the Class 2 shares of each Fund attributable to the Contracts for personal services and account maintenance services for Contract owners with investments in subaccounts corresponding to the Class 2 shares of each Fund (each, a "Subaccount") for as long as the Series' Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act (the "12b-1 plan") remains in effect. Fund shares to be made available to Accounts for the Contracts shall be sold by the Series and purchased by Company for a given Account at the net asset value of the respective class of the respective Fund (without the imposition of a sales load) next computed after receipt of each order by the Series or its designee, as established in accordance with the provisions of the then current Prospectus of the Series. For purposes of this Paragraph 4, Company shall be a designee of the Series for receipt of such orders from each Account, and receipt by such designee by 4:00 p.m. Eastern time (or other such time the Board of Trustees of the Series shall so designate) shall constitute receipt by the Series; provided that the Series receives notice of such order by 10:00 a.m. Eastern time on the following Business Day ("Next Business Day"). "Business Day" shall mean any day on which the New York Stock Exchange ("NYSE") is open for trading and on which the Series calculates the net asset values of each class of shares of each Fund pursuant to the rules of the Commission. The Series will make the shares of each class of each Fund available indefinitely for purchase at the applicable net asset value per share by Company and its Accounts on those days on which the Series calculates the net asset values of each such class pursuant to the rules of the Commission, and the Series shall use its best efforts to calculate such net asset values on each day on which the NYSE is open for trading. The Series shall make the net asset value per share for each class of each Fund available to Company on a daily basis as soon as reasonably practical after the Series calculates such net asset values per share, and the Series shall use its best efforts to make such net asset values per share available by 6:30 p.m. Eastern time. If the Series provides incorrect net asset values to Company with respect to any class of shares of any Fund on any Business Day, Company shall be entitled (on behalf of each affected Account) to an adjustment to the number of shares purchased or redeemed of such class of shares to reflect the correct net asset value per share. Any error in the calculation or reporting of net asset values per share, dividends, or capital gain information shall be reported promptly to Company. Any costs incurred by Company with respect to correcting Contract owner accounts, including, but not limited to, amounts paid to Contract owners and administrative expenses, shall be promptly reimbursed by CRMC. The Series and CRMC are responsible for maintaining net asset values for each class of each Fund in accordance with the requirements of the 1940 Act and the Series' then current Prospectus. Payments for shares purchased will be made in federal funds transmitted by wire on the Next Business Day, and Company and the Fund shall each use commercially reasonable efforts to wire (or cause to be wired) funds to the other, for the purpose of settling net purchase orders or orders of redemption, by 3:00 p.m. Eastern time on the Next Business Day.

          The Series reserves the right to temporarily suspend sales if the Board of Trustees of the Series deems it appropriate and in the best interests of the Series or in response to the order of an appropriate regulatory authority. Company reserves the right to refuse, to impose limitations on, or to limit any transaction request if the request would tend to disrupt Contract administration or is not in the best interest of the Contract holders or an Account or Subaccount.

     5. The Contracts funded through each Account will provide for the allocation of net amounts among certain Subaccounts for investment in shares of a class of the Funds as may be offered from time to time in the Contracts. The selection of the particular Subaccount is to be made by the Contract owner and such selection may be changed in accordance with the terms of the Contracts.

     6. Transfer of the Series' shares will be by book entry only. No stock certificates will be issued to the Account. Shares ordered from a particular Fund will be recorded by the Series as instructed by Company in an appropriate title for the corresponding Account or Subaccount.

     7. The Series shall furnish notice promptly to Company of any dividend or distribution payable on any shares underlying Subaccounts. Company hereby elects to receive all such dividends and distributions as are payable on shares of a Fund recorded in the title for the corresponding Subaccount in additional shares of that Fund. The Series shall notify Company of the number of shares so issued. Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.

     8. The Series shall redeem its shares in accordance with the terms of its then current Prospectus. For purposes of this Paragraph 8, Company shall be a designee of the Series for receipt of requests for redemption from each Account, and receipt by such designee by 4:00 p.m. Eastern time (or other such time the Board of Trustees of the Series shall so designate) shall constitute receipt by the Series; provided that the Series receives notice of such request for redemption by 10:00 a.m. Eastern time on the Next Business Day. Company shall purchase and redeem the shares of Funds offered by the then current Prospectus of the Series in accordance with the provisions of such Prospectus.

     9. The Series shall pay all expenses incidental to its performance under this Agreement. The Series shall see to it that all of its shares are registered and authorized for issue in accordance with applicable federal and state laws prior to their purchase for the Account. The Series shall bear the expenses for the cost of registration of its shares, preparation of prospectuses and statements of additional information to be sent to existing Contract owners (upon request in the case of the statement of additional information), proxy statements and related materials and annual and semi-annual shareholder reports, the printing and distribution of such items to each Contract owner who has allocated net amounts to any Subaccount, the preparation of all statements and notices required from it by any federal or state law, and taxes on the issue or transfer of the Series' shares subject to this Agreement. The Series will provide Company, at least once a year, with enough copies of its Statement of Additional Information to be able to distribute one to each Contract owner or prospective Contract owner who requests such Statement of Additional Information.

     10. Company shall bear the expenses for the cost of preparation and delivery of Series prospectuses (and supplements thereto) to be sent to prospective Contract owners. The Series shall provide, at its expense, such documentation (in camera-ready or other mutually agreeable form) and other assistance as is reasonably necessary in order for Company once each year (or more frequently if the prospectus for the Series is amended), and twice each year in the case of the annual and semi-annual shareholder reports, to have the prospectus or prospectuses, and the annual and semi-annual shareholder reports for the Contracts and the Series, printed together in one or more documents (such printing to be done at Company's expense with respect to prospective investors).

     11. Company represents and warrants to the Series that any information furnished in writing by Company to the Series for use in the registration statement of the Series will not result in the registration statement's failing to conform in all respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder or containing any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

     12. Company and its affiliates shall make no representations concerning the Series' shares except those contained in the then current Prospectus of the Series, in such printed information subsequently issued on behalf of the Series or other funds managed by CRMC as supplemental to the Series' Prospectus, in information published on the Series' or CRMC's internet site, or in materials approved by AFD, as provided in the Business Agreement in effect among Company, AFD, and CRMC dated as of April 29, 2003 (the "Business Agreement").

     13. Shares of the Series may be offered to separate accounts of various insurance companies in addition to Company. The Series and the Company each represents, warrants and covenants that no shares of the Series shall be sold to the general public in contravention of Section 817 of the Internal Revenue Code of 1986 as amended and the regulations thereunder (the "Code") ("Section 817"). The Series agrees that each Fund will comply with the diversification requirements of Section 817. The Series also agrees to maintain each Fund's qualification as a "regulated investment company" ("RIC") under the Code. The Series will provide Company with securities holdings reports for each Fund within ten days after each calendar quarter.

     14. The parties to this Agreement recognize that due to differences in tax treatment or other considerations, the interests of various Contract owners participating in one or more Funds might, at some time, be in conflict. Each party shall report to the other party any potential or existing conflict of which it becomes aware. The Board of Trustees of the Series shall promptly notify Company of the existence of irreconcilable material conflict and its implications. If such a conflict exists, Company will, at its own expense, take whatever action it deems necessary to remedy such conflict; in any case, Contract owners will not be required to bear such expenses.

     15. Company agrees to indemnify and hold the Series harmless against, any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which the Series may be subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arising as a result of
Company's: (a) making untrue statements of material facts or omitting material facts in a Contract's registration statement, prospectus, statement of additional information, semi-annual or annual reports to Contract owners or sales literature for the Contracts; (b) making untrue statements of material facts that the Series includes in the same materials of the Series, provided that Series relies on information supplied by Company; (c) unlawful conduct, bad faith, willful malfeasance, or gross negligence by Company with respect to the sale of the Contracts or Fund shares; and (d) breaching this Agreement or a representation or warranty.

     16. The Series and CRMC each agrees to indemnify and hold Company harmless against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) which Company may be subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arising as a result of the Series', or CRMC's: (a) making untrue statements of material facts or omitting material facts in the Series' registration statement, prospectuses or statements of additional information, semi-annual and annual reports to shareholders, and sales literature; (b) making untrue statements of material facts that the Series includes in its materials, provided Company relies on information supplied by the Series; (c) unlawful conduct, bad faith, willful malfeasance, or gross negligence by the Series with respect to the sale of the Contracts or Fund shares or the operation of the Series or a Fund; (d) failure of the Series to comply with any Fund's investment objectives, policies and restrictions; and (e) breaching this Agreement or a representation or warranty, including, but not limited to, the representations, warranties and covenants in
Section 13.

     17. Company shall be responsible for assuring that the Account calculates pass- through voting privileges of Contract owners in a manner consistent with the method of calculating pass-through voting privileges set forth in the current Contract.

     18. The parties understand that there is no intention to create a joint venture in the subject matter of this Agreement. Accordingly, the right to terminate this Agreement and to engage in any activity not inconsistent with this Agreement is absolute. This Agreement will terminate:

     (a)  by mutual agreement at any time; or

     (b) any party at any time upon six months written notice to the other parties; or

     (c) at the option of Company or the Series upon ten calendar days prior written notice to the other party if a final non-appealable administrative or judicial decision is entered against the other party which has a material impact on the Contracts;

     (d) at the option of Company, upon ten calendar days prior written notice, if shares of the Series are not reasonably available;

     (e) at the option of Company, immediately upon written notice, if the Series or CRMC fails to meet the requirements for either diversification under Section 817 or RIC status under the Code, or if the Board of the Series terminates the 12b-1 plan; or

     (f) in the event the Series' shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as an underlying investment for the Contracts issued or to be issued by Company; in such event prompt notice shall be given by Company or the Series to the other party.

     The effective date for termination pursuant to any notice given under this Paragraph shall be calculated beginning with the date of receipt of such notice.

     19. All notices, consents, waivers, and other communications under this Agreement must be in writing, and will be deemed to have been duly received: (a) when delivered by hand

(with written confirmation of receipt); (b) when sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested; or (c) the day after it is sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

     IF TO COMPANY:
     MetLife Investors USAInsurance Company
     22 Corporate Plaza Drive
     Newport Beach, Calfornia 92660
     Attention: Richard C. Pearson, General counsel
     Facsimile No.: 949 629 1684

     WITH A COPY TO:
     MetLife Investors USAInsurance Company
     501 Boylston Street
     Boston, Massachusetts 02116
     Attention: Hugh C. McHaffie
     Facsimile No.: 617-578-5547

     IF TO SERIES:
     American Funds Insurance Series
     333 S. Hope Street, 55th Floor
     Los Angeles, California 90071
     Attention: Michael J. Downer, Senior Vice President
     Facsimile No.: 213-486-9041

     WITH A COPY TO:
     Capital Research and Management Company
     333 S. Hope Street, 55th Floor
     Los Angeles, California 90071
     Attention: Kenneth R. Gorvetzian, Vice President and Senior Counsel,
                Fund Business Management Group
     Facsimile No.: 213-486-9041

     IF TO CRMC:
     Capital Research and Management Company
     333 S. Hope Street, 55th Floor
     Los Angeles, CA 90071
     Attention: Michael J. Downer, Senior Vice President and Legal Counsel,
                Fund Business Management Group, and Secretary
     Facsimile No.: 213-486-9041

     WITH A COPY TO:
     Capital Research and Management Company

     333 S. Hope Street, 55th Floor
     Los Angeles, California 90071
     Attention: Kenneth R. Gorvetzian, Vice President and Senior Counsel,
                Fund Business Management Group
     Facsimile No.: 213-486-9041

     20. If this Agreement terminates, any provision of this Agreement necessary to the orderly windup of business under it will remain in effect as to that business, after termination.

     21. If this Agreement terminates, the Series, at Company's option, will continue to make additional shares of the Series available for all existing Contracts as of the effective date of termination (under the same terms and conditions as were in effect prior to termination of this Agreement with respect to existing Contract owners), unless the Series liquidates or applicable laws prohibit further sales. Company agrees not to redeem shares unless (i) the Agreement is terminated pursuant to Section 18(e) or 18(f); (ii) legitimately required to do so according to a Contract owner's request; or (iii) under an order from the Commission or pursuant to vote of Contract owners.

     22. The obligations of the Series under this Agreement are not binding upon any of the Trustees, officers, employees, or shareholders (except CRMC if it is a shareholder) of the Series individually, but bind only the Series' assets. When seeking satisfaction for any liability of the Series in respect of this Agreement, Company and the Account agree not to seek recourse against said Trustees, officers, employees, or shareholders, or any of them, or any of their personal assets for such satisfaction. Notwithstanding the foregoing, if Company seeks satisfaction for any liability of the Series in respect of this Agreement, Company (on behalf of itself or any Account) may seek recourse against CRMC.

     23. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

     24. This Agreement and the parties' rights, duties, and obligations under this Agreement are not transferable or assignable by any of them without the express, prior written consent of the other party hereto. Any attempt by a party to transfer or assign this Agreement or any of its rights, duties or obligations under this Agreement without such consent is void; provided, however, that a merger of, reinsurance arrangement by, or change of control of a party shall not be deemed to be an assignment for purposes of this Agreement.

     25. The following Paragraphs shall survive any termination of this
Agreement: 4, 15, 16, 17, 20, 21-26.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as of the date first above written.

                                        METLIFE INVESTORS USA INSURANCE COMPANY
                                         (ON BEHALF OF ITSELF AND EACH ACCOUNT)

Attest:


By: /s/ Illegible                       By: /s/ Illegible
    ---------------------------------       ------------------------------------
                                        Its: Executive Vice President


Attest:                                 AMERICAN FUNDS INSURANCE SERIES


By: /s/ Illegible                       By: /s/ Illegible
    ---------------------------------       ------------------------------------
                                        Its: Senior Vice President


Attest:                                 CAPITAL RESEARCH AND MANAGEMENT COMPANY


By: /s/ Illegible                       By: /s/ Illegible
    ---------------------------------       ------------------------------------
                                        Its: Senior Vice President, Fund
                                             Business Management Group, Legal
                                             Counsel and Secretary

                                  Attachment A
                                  ------------

American Funds Insurance Series:

     .    Global Small Capitalization Fund (Class 2)

     .    Growth Fund (Class 2)

     .    Growth-Income Fund (Class 2)

                 FIRST AMENDMENT TO FUND PARTICIPATION AGREEMENT

     This Amendment is made as of November 1, 2005, to the Fund Participation Agreement (the "Agreement") dated April 29, 2003, by and among MetLife Investors USA Insurance Company ("Company"), American Funds Insurance Series ("Series") and Capital Research and Management Company ("CRMC").

     The Agreement is amended as follows:

     1. Attachment A referenced in Section 4 is hereby redesignated as Attachment B and amended to add Global Growth Fund (Class 2) to the list of funds made available to the Contracts.

     2.   The second WHEREAS clause is amended to read:

          "WHEREAS, Company has established pursuant to Delaware insurance law one or more separate accounts (each, an "Account") for purposes of issuing the Contracts, which Accounts and Contracts are listed on Attachment A to this Agreement, and has or will register each Account (unless the Account is exempt from such registration) with the United States Securities and Exchange Commission (the "Commission") as a unit investment trust under the Securities Act of 1933 (the "1933 Act") and the Investment Company Act of 1940 (the "1940 Act").

     3. The attached schedule of Accounts and Contracts is hereby designated as Attachment A

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Fund Participation Agreement as of the date first above written.

                                        METLIFE INVESTORS USA INSURANCE COMPANY

Attest:


/s/ Illegible                           By: /s/ Illegible
-------------------------------------       ------------------------------------
                                        Its: Executive Vice President


                                        AMERICAN FUNDS INSURANCE SERIES


Attest:                                 By: /s/ Illegible
                                            ------------------------------------
-------------------------------------   Its:
                                             -----------------------------------

                                        CAPITAL RESEARCH AND MANAGEMENT COMPANY


Attest:                                 By: /s/ Illegible
                                            ------------------------------------
-------------------------------------   Its: Vice president / Secretary

                                  Attachment A
                                  ------------

MetLife Investors USA Separate Account A   Form 8010
----------------------------------------   ---------